Exhibit 3.2
CERTIFICATE OF MERGER
OF
BOOTHEEL AGRI-ENERGY, LLC
(a Delaware limited liability company)
INTO
BAE, LLC
(a Missouri limited liability company)
Pursuant to Section 18-209 of the Delaware
Limited Liability Company Act
     It is hereby certified that:
     1. Bootheel Agri-Energy, LLC (“Bootheel”) is a Delaware limited liability company.
     2. BAE, LLC (“BAE”) is a Missouri limited liability company.
     3. An Agreement of Merger has been approved and executed by each of Bootheel and BAE in accordance with 18-209 of the Delaware Limited Liability Company Act.
     4. The name of the surviving limited liability company is BAE, LLC.
     5. The executed Agreement of Merger is on file at the principal place of business of BAE located at 1214 Linn Street, Sikeston, MO 63801.
     6. A copy of the Agreement of Merger will be furnished by the surviving entity, on request and without cost, to any member of any entity that is a party to the merger.
     7. The surviving Missouri limited liability company agrees that it may be served with process in the State of Delaware in any action, suit or proceeding for the enforcement of any obligation of the Delaware limited liability company that is subject to this merger and irrevocably appoints the Secretary of the State of Delaware as its agent to accept service of process in any such action, suit or proceeding and the Secretary of State of Delaware shall mail a copy of such process to 1214 Linn Street, Sikeston, MO 63801.
     This Certificate of Merger has been duly executed and delivered by a Manager of the surviving limited liability company on this 31st day of July, 2006.
[SIGNATURE PAGE FOLLOWS]

BAE, LLC
By:
	Name:	David Herbst
	Title:	Manager

Bootheel Agri-Energy, LLC
By:
	Name:	David Herbst
	Title:	Manager